BUSINESS LOAN EXTENSION AGREEMENT

You have requested an extension of the maturity data of your Loan from Bank One, NA with its main office in Columbus, Ohio which is further identified below. Pursuant to that request, provided you are not otherwise in default under the terms of the loan, the maturity date of the Loan is extended three months from the currant maturity date. All other terms and conditions of your Loan will remain the same, including but not limited to payments. All rights described in the documentation for the Loan are and remain binding in all respects. This extension agreement shall net release or affect the liability of any guarantor, surety or endorser or the Loan, or release any security interest granted by any owner of any collateral gar-wring the Loan. This agreement is a modification only, and not a novation.

Each Borrower continues to authorize any attorney at law to appear in an action an the Loan, as Modified, et any time after the same becomes due, whether by acceleration or otherwise, in any court of record In or of the State where the Loan was executed, or of elsewhere, and to waive the issuing and service of process against any or all Borrower, enter an appearance and to confess judgment in favor of Bank One, NA with its main off Ice In Columbus, Ohio, against any or all Borrowers for the amount that may be due under the Loan, as modified, together with costs or suit, and to release all errors and waive all rights of appeal and stay of execution from the judgment rendered. After the judgment is entered against any one or more Borrowers, the powers herein conferred may be exercised as to any one or more of the airier Borrowers, The death of any Borrower shall not Impair the authority herein granted as to the survivor or survivors of such Borrower.

Failure to comply with any of the requirements as stated in this extension agreement will nullify this request. Bank One, NA with its main office in Columbus, Ohio shall not be bound by this Agreement until Bank One, NA with its main office In Columbus, Ohio has executed the Acknowledgement and Agreement below.

Customer/Loan Number:               2626031526/F67 L 75 C 117

Borrower Name:                      Engineered Wire Products Inc.

Address:                            1200 N Warpole

City, State, Zip                    Upper Sandusky OH 43351


WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRAIL. IF YOU DO NOT PAY ON TIME A COURT JUDGEMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

Company Signature:  Bert E. Downing, Jr.      Title:  VP     Date:  9/30/04
  (authorized signature)

Company Signature:                            Title:         Date:
  (authorized signature)

Company Signature:                            Title:         Date:
  (authorized signature)

Company Signature:                            Title:         Date:
  (authorized signature)



ACKNOWLEDGEMENT AND AGREEMENT:

The foregoing Business Loan Extension Agreement is hereby acknowledged and agreed to this 30th day of September, 2004.

JPMorgan Chase Bank, NA

By:  Timothy P. Turnwald                                      Title:  V.P.